Exhibit 10.1

September 2, 2025

To: Joseph D. Fisher

[**** *. **** ***** *****

*********, ** *****]

Re: Separation as President and Chief Investment Officer from UDR.

Please read carefully. You (“Employee,” “You,” or “Your”) are giving up certain legal claims that You might have against UDR, Inc. and/or its affiliate or subsidiary entities and their agents, employees, officers and directors (the “Company”) by signing this agreement or any release. You are advised to consult an attorney before signing.

This letter agreement (“Agreement”) reflects the agreement between You and the Company with respect to Your resignation as President and Chief Investment Officer of the Company, together with any officer or director roles with any subsidiaries or affiliates of the Company, effective at the close of business on September 2, 2025, (the “Separation Date”).

You have twenty-one (21) calendar days from August 28, 2025, to review this Agreement (“Consideration Period”). This Agreement will be effective after your signature and the expiration of the 7-day revocation period (“Agreement Effective Date”).  You have seven (7) days to revoke this Agreement after returning the executed Agreement to the Company, read-receipt requested, to: kebenson@udr.com and copying legal@udr.com, or as otherwise directed by the Company.

In order to receive the consideration listed herein, You must return and not revoke this Agreement within the specified time period described herein and comply with all of the terms and conditions of this Agreement.

******

1.Salary and Benefits.  On the Separation Date, the Company will pay You Your accrued but unpaid salary and earned but not used vacation for all periods prior to the Separation Date, and the Company shall reimburse You for all expenses incurred by You prior to the Separation Date in accordance with the Company’s travel and expense reimbursement policies. You acknowledge that, as of the date You sign this Agreement, You will receive all of the wages, benefits, 126.75 hours of accrued vacation pay and 6.97 hours of accrued personal time (collectively totaling $38,572.87), paid time off, bonus amounts, or any other amounts, which are,

1745 Shea Center Dr., Suite 200
Highlands Ranch, CO 80129

Tel: 720.283.6120
Fax: 720.283.2453

www.udr.com

Joseph D. Fisher

September 2, 2025

or could be due to You in connection with Your employment with the Company through the date You sign this Agreement.  In partial consideration of Your execution of this Agreement, the Company agrees that following the Separation Date You may continue to participate in the Company’s group health insurance plans at the same dependent coverage level as immediately prior to the Separation Date.  Coverage will continue until the first to occur of (i) Your employment by a third party that provides coverage commensurate with the coverage provided by the Company (a third party shall not be deemed to include an entity of which all of the outstanding capital stock or ownership interests are owned by You or Your immediate family), (ii) Your default in the payment of, or Your failure to continue to pay, Your portion of the premium, (iii) September 30, 2030, or (iv) sixty (60) months from your Separation Date (individually and collectively, the “Healthcare Coverage Transition Period”).  During the Healthcare Coverage Transition Period, the Company shall continue to pay its portion of the premiums and You will pay Your portion of the premiums.  At the end of the Healthcare Coverage Transition Period, if You do not have health insurance from another employer, You may continue coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Your own expense.

2.Severance Consideration. Contingent on You timely executing this Agreement and no sooner than the later of:  (i) the Agreement Effective Date and (ii) 14 days after Your receipt of this Agreement, the Company will become obligated to pay You severance in the total gross amount of six million dollars ($6,000,000) in consideration of this Agreement and Your compliance with all the terms contained herein (the “Severance Consideration”).  The Severance Consideration will be payable at different times and in different amounts.  The first payment of three million dollars ($3,000,000) will be paid within seven (7) days of the later of: (i) the Agreement Effective Date and (ii) 14 days after Your receipt of this Agreement (the “Upfront Severance”).  Additionally, you will receive a gross payment of three million dollars ($3,000,000), which will be made in equal installments for the 12-month period beginning on the first regularly scheduled pay day following the later of: (i) the Agreement Effective Date or (ii) fourteen days after receipt of this Letter Agreement (the “Contingent Severance”).  You acknowledge and agree that, as partial consideration for the Upfront Severance, any and all of Your outstanding and unvested Class 2 LTIP award agreements or Class 2 Performance LTIP Award agreements are hereby terminated, and no unvested awards thereunder shall hereafter vest or otherwise be earned, regardless of the terms of such award agreements.
3.Severance Consideration Payments. The Upfront Severance will be paid so long as You have timely signed this Agreement and not revoked it.  The Contingent Severance will be paid so long as You have timely signed this Agreement, not revoked it, and complied with all of the material terms of this Agreement including, but not limited to, Section 7 through Section 11.  If you fail to comply with the material terms of this Agreement, the Company has the right to cease payment of any remaining Contingent Severance payments, and the Company has the right to claw back 50% of all Contingent Severance payments paid to you pursuant to this Agreement.
4.General Release of Claims and Covenant Not to Sue. (a) In exchange for the benefits promised to You in this Agreement, and except for the obligations created by this Agreement, You knowingly and voluntarily release and forever discharge the Company, its parents, subsidiaries, divisions and affiliates, as well as their respective officers, directors, employees,

Joseph D. Fisher

September 2, 2025

stockholders, agents, attorneys, insurers, representatives, assigns and successors, past,  present and future, and each of them (hereinafter together and collectively referred to as the “Released Parties”) of, with respect to and from any and all demands, actions, causes of action, suits, damages, losses, expenses and claims of any kind, known and unknown, suspected or unsuspected, against the Released Parties (“Released Claims”), which You, Your heirs, executors, administrators, successors, and assigns have or may have through the date You execute this Agreement. Released Claims include, but are not limited to:
(i)	Any alleged violation of:
●	The National Labor Relations Act, as amended;
●	Title VII of the Civil Rights Act of 1964, as amended;
●	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
●	The Employee Retirement Income Security Act of 1974, as amended;
●	The Immigration Reform Control Act, as amended;
●	The Americans with Disability Act of 1990, as amended;
●	The Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), except for claims that cannot be released as a matter of law;
●	The Fair Labor Standards Act, as amended;
●	The Occupational Safety and Health Act, as amended;
●	The Equal Pay Act;
●	The Family and Medical Leave Act of 1993;
●	all Colorado or other state laws concerning the workplace; and/or
●	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; based upon any covenant of good faith and fair dealing, implied or express contract, wrongful discharge, promissory estoppel, equitable estoppel, employee benefit, violation of public policy, negligent or intentional infliction of emotional distress, defamation, false light, compelled self-publication, fraud, misrepresentation, invasion of privacy, assault, battery, tortious interference with a contract, tortious interference with a business relationship or economic interest, negligent retention, negligent hiring, negligent supervision, negligence, negligent misrepresentation, gross negligence, loss of consortium, equity or any intentional or other tort; and

(ii)	Claims:
(A)	Arising out of or related to the Released Parties’ personnel practices, policies, or procedures;
(B)

Arising out of or related to Employee’s employment or the initiation, existence, or cessation of Employee’s employment with the Released Parties, including any claims for salary, wages, severance pay, vacation pay,

Joseph D. Fisher

September 2, 2025

sick pay, bonuses, attorneys’ fees and any other compensation or benefit of any nature;

(C)	Arising out of or related to any statements or representations to or about Employee;
(D)	Arising out of or related to any other wrong, injury or loss allegedly suffered by Employee; and
(E)	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

To the maximum extent allowed by law, You waive the right to sue or initiate against the Released Parties any action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute or regulation pertaining in any manner to the Released Claims.

This is intended to be a general release of all claims, so, to the extent You still possess any viable claims or causes of action against the Released Parties, to the maximum extent allowed by law, You hereby assign to the Company all such claims.

(b)The release set forth in Section 4(a) above does not waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date You sign this Agreement, (iii) that may arise after the date You execute this Agreement or (iv) which cannot be released by private agreement.  The release set forth in Section 4(a) does not bar You from (i) filing suit to challenge a release of age discrimination claims pursuant to the Older Workers Benefit Protection Act (“OWBPA”), or (ii) filing a charge with an administrative agency provided that You waive the right to recover any economic or injunctive relief from the Company for Yourself as a result of such charge.  You understand that if this Agreement had not been signed, You would have the right to voluntarily assist other individuals or entities in bringing claims against the Company.  To the maximum extent allowed by applicable law, You waive the right to voluntarily assist other individuals or entities in bringing claims against the Company and, unless Your assistance is specifically sought by a governmental entity or compelled by applicable law or valid court order, You agree not to aid or assist others in their pursuit of claims against the Company.

(c)Except for the obligations created by this Agreement, the Company hereby covenants not to sue and releases and forever discharges You from any and all claims, known and unknown, which the Company has or may have against you through the Agreement Effective Date, including all claims arising from Your position as President and Chief Investment Officer, or as an employee or other officer of the Company or its subsidiaries or affiliates and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment); provided, however, the Company does not release you with respect to claims arising out of or relating to fraud, gross negligence, or willful misconduct.

Joseph D. Fisher

September 2, 2025

5.ADEA Acknowledgement. You acknowledge that You have been informed of the following rights available to You under ADEA as Amended by the OWBPA:
●You have the right to consult an attorney before signing this agreement.
●You do not waive rights or claims under ADEA that might arise after the date this Agreement is signed.
●You have twenty-one (21) calendar days from August 28, 2025, to consider this Agreement. The Consideration Period does not restart even if You are negotiating any terms or make changes to terms, regardless if they are material or immaterial. If You sign this Agreement prior to the expiration of the Consideration Period, You knowingly and voluntarily waive Your right to consider this Agreement for the entire Consideration Period.
●You have seven (7) days after signing this Agreement to revoke it. If You choose to exercise Your rights to revoke this Agreement, You must do so in writing and send, read-receipt requested, to: kebenson@udr.com and copying legal@udr.com.  In the email, You must clearly state the following “I hereby revoke my acceptance of the Agreement.” If You revoke this Agreement, the Company shall not be obligated to pay the Severance Consideration.
●You represent that You understand Your right to review all aspects of this Agreement with an attorney of Your choice; have had the opportunity to consult with an attorney of Your choice; have carefully read and fully understand all the provisions of this Agreement; and are freely, knowingly, and voluntarily enter into this Agreement and general release. This Agreement does not become effective until seven (7) days after You return this counter-signed Agreement to the Company. You can revoke the Agreement at any time during that seven-day period. No severance benefits offered as part of this Agreement will become due and owing to You until after that seven-day period and will be paid in accordance with the terms of this Agreement.
6.No Claims Exist.  You confirm that You have not filed any charge, complaint, lawsuit, or action pertaining in any manner to the Released Claims in any forum or form.  You further confirm that You have not assigned or transferred to any third party any of the Released Claims.  In the event that any such charge, complaint, lawsuit, or action is filed, You shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys’ fees.  Similarly, the Company confirms to You that, to the Company’s knowledge, no charge, complaint, or action exists pertaining in any manner to the claims being released against You in any forum or form.  The Company further confirms that it has not assigned or transferred to any third party any of the claims being released against You.
7.Return of Company Property.  On the Separation Date, or at any other time as directed by the Company, You shall immediately return to the Company all Company property in Your possession or control, including but not limited to laptops, mobile phones, tablets, software, access cards or fobs, identification badges, keys, documents (in any form), data (including passwords), and any other equipment or materials provided by the Company for use in connection

Joseph D. Fisher

September 2, 2025

with Your employment. You acknowledge that all such property is and shall remain the sole property of the Company. You agree to take all necessary steps to ensure the safe and complete return of such property in good working order, reasonable wear and tear excepted. Failure to promptly return Company property as required may result in legal action and/or deductions from any final wages to the extent permitted by applicable law.  You also agree to provide the Company any passwords or other access information for any Company devices, computer programs or other Company property.  Notwithstanding the foregoing, You agree to return Your Company laptop and any tablet device within two (2) business days of the Separation Date of this Agreement, which shall be coordinated by the Legal Department in consultation with Company IT services. At that time, the Company will remove the Company hard drive from the laptop and replace it with a blank hard drive. The Company will also remove from any tablet device any Company proprietary apps or data.  The laptop, with the blank hard drive, and any tablet devices will then be returned to You within two (2) business days after receipt of the same and will no longer be considered Company property. For the avoidance of doubt, You may coordinate with Company IT services to duplicate all verifiable and solely personal files from Your laptop or any tablet device, including, but not limited to, medical records, mortgage files and personal banking and travel documents, but you shall not delete, alter, or remove any electronically stored information, including files, that may be subject to any applicable litigation hold.
8.Cooperation.  Through December 31, 2025, You will provide any assistance requested by the Company with respect to transitioning Your work and related duties. You also agree to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within Your knowledge or responsibility, including, without limitation, any potential claim or action by the Company against a third party or brought by a third party against the Company.  Without limiting the foregoing, You agree (i) to meet with Released Party’s representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii)  to appear, at the request of the Company, at any deposition, administrative proceeding, or trial in any pending or future litigation; (iii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iv) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse You for expenses incurred in connection with said cooperation in accordance with its travel and expense reimbursement policies. In addition, the Company shall continue to indemnify you from third party claims in accordance with its charter and by-laws and under its directors and officers liability and employment practices liability insurance policies.
9.Confidential Information and Non-Solicitation.
(a)You acknowledge that during the course of Your employment with the Company, You were exposed to and had access to the Confidential Information (as defined below) of the Company and its direct or indirect subsidiaries and affiliates (the “Company Group”).  You acknowledge that Confidential Information is the Company’s exclusive property.  You therefore agree that You will not use for Your own benefit or use for or disclose to any competitor or any other person, firm, corporation, or other entity, the Confidential Information.  You acknowledge

Joseph D. Fisher

September 2, 2025

and agree that Your obligation to hold the Confidential Information confidential continues in perpetuity.
(b)The Company and the Company Group have provided You access to trade secrets, as defined in C.R.S. § 7-74-101, et seq., while employed by the Company, and You acknowledge and agree that the Company and other members of the Company Group have entrusted You, based on Your unique and special capacity as a senior executive, with trade secrets concerning the Company and other members of the Company Group. In consideration of the Company and other members of the Company Group having provided You with access to such information and as an express incentive for the Company to enter into this Agreement, You have voluntarily agreed to the covenants set forth in this Section 9.  You agree and acknowledge that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause You undue hardship or affect Your ability to earn a livelihood, and are material and substantial parts of this Agreement intended and necessary to protect the trade secrets of the Company and other members of the Company Group.  You agree and acknowledge that at the time You first received this Agreement, You were provided with the notice entitled “Colorado Notice,” (Attachment A to this Agreement) which You acknowledge fully complies with the requirements of Colorado law, including C.R.S. § 8-2-113, et seq.  You acknowledge that You received this Agreement and the Colorado Notice at least 14 days before the effective date of Section 9(c). Section 9(c) will not go into effect until the later of: (i) the Agreement Effective Date and (ii) 14 days after Your receipt of this Agreement (the “Covenant Effective Date”).
(c)For the twelve months following the Covenant Effective Date, You shall not, without the prior written approval of the Company, directly or indirectly, for You or on behalf of or in conjunction with any other person or entity of any nature, solicit, encourage, entice, or induce any officer, director, employee, or consultant of the Company Group to terminate his, her or its employment or engagement with the Company or any member of the Company Group.
(d)Because of the difficulty of measuring economic losses to the Company and other members of the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 9, and because of the immediate and irreparable damage that would be caused to the Company and other members of the Company Group for which they would have no other adequate remedy, in addition to the right to  claw back 50% of the Contingent Severance as set forth in Section 3 hereof, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by temporary, preliminary and/or permanent injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security.  Neither the aforementioned equitable relief, nor the right to claw back 50% of the Contingent Severance as set forth in Section 3 hereof, shall be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(e)The covenants in this Section 9 and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect

Joseph D. Fisher

September 2, 2025

the provisions of any other covenant (or portion thereof).  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed.
(f)The following terms shall have the following meanings:

“Confidential Information” means all non-public information and materials of or pertaining to the Company and any member of the Company Group in any form or medium, including (without limitation) all notes, analyses, compilations, copies, documents, recordings, summaries, reproductions, copies, translations, electronic copies or versions (in any medium including video, email, audio, video, MP3, or voicemail), regardless of where the same may have been stored (including on any of Your personal devices and information and materials generated by You or third parties, received by a member of the Company Group from third parties).  By way of example, “Confidential Information” includes trade secrets and any and all of the following types of information: as to any Company Group member’s business practices, operations, prospects, and  agreements, or legal information and advice; protected by any and all non-disclosure agreements signed by You during employment; concerning claims against or by any member of the Company Group; acquired by You in Your capacity as an employee of any member of the Company Group; education or training programs and materials developed by the Company Group or acquired from a third party; contained in a Company Group member’s financial records; concerning prospects, events, information technology techniques and arrangements, processes and procedures for creating IT related resources, contemplated products and services and agreement terms; concerning past acquisitions (closed or not closed) and acquisitions being planned or considered, concerning data and issues related to public filings, and/or concerning other business, marketing, sales, strategic and operational data of the Company Group.  Confidential Information includes all other Company Group information and materials which are of a propriety or confidential nature, even if they are not marked as such.  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.  For the avoidance of doubt, Confidential Information includes, but is not limited to, any materials or information relating to the Company’s Capital Allocation Platform, as well as any materials or information relating to the Company’s Customer Experience Project.  For purposes of this Agreement, Confidential Information shall not include any materials or information that (i) is or becomes generally available or is readily ascertainable to the public other than as a result of a disclosure or wrongful act of You or any of Your agents; (ii) arises from Your general training, knowledge, skill, or experience, whether gained on the job or otherwise, (iii) was available to You on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to You on a non-confidential basis from a source other than a member of the Company Group; provided, however, that, to the Your knowledge, such source is not bound by a confidentiality agreement with, or other obligation with

Joseph D. Fisher

September 2, 2025

respect to confidentiality to, a member of the Company Group.

10.Non-Disparagement.  You agree on behalf of yourself and your spouse not to make statements to members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives, or employees of any of the foregoing except as required by subpoena or government agency having jurisdiction over the matter at issue, in which case You will only make truthful statements.  This includes, but is not limited to, any statements that disparage the products, services, finances, financial condition, capability or any other aspect of the business of the Company.  You further agree not to engage in any conduct which is intended to harm, professionally or personally, the reputation of the Company or its officers, directors, managers or employees. The disclosure of underlying facts of any alleged discriminatory or unfair employment practice does not constitute disparagement. Similarly, the Company agrees that none of its executive officers or directors, including but not limited to Warren Troupe and Thomas Toomey (the “Covered Individuals”) shall make statements to third parties that are in any way disparaging or negative towards You except as required by law, subpoena or government agency. This provision shall not be interpreted to require or encourage the Company or the Covered Individuals to make any misrepresentations. If the Covered Individuals disparage You to a third party, the Company will not seek to enforce the non-disparagement or non-disclosure provisions of this Agreement or seek damages against You or any other party to this Agreement for violating those provisions, but all other remaining terms of this Agreement remain enforceable. The Company shall provide only dates of employment and positions held in response to any inquiry from a prospective employer.
11.Confidentiality.  You will not, directly or indirectly, disclose the terms of this Agreement to anyone other than Your immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; to any local, state, or federal government agency for any reason, including disclosing the existence and terms of this Agreement, without first notifying the Company; in response to a legal process, such as a subpoena to testify at a deposition or in a court, including disclosing the existence and terms of this Agreement, without first notifying the Company; and for all other purposes as required by law. This Agreement, including, but not limited to Sections 9, 10 and 11, does not restrain You from disclosing the underlying facts of any alleged discriminatory or unfair employment practice, (a) including disclosing the existence and terms of this Agreement to Your immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (b) to any local, state, or federal government agency for any reason, including disclosing the existence and terms of this Agreement, without first notifying the Company; (c) in response to a legal process, such as a subpoena to testify at a deposition or in a court, including disclosing the existence and terms of this Agreement, without first notifying the Company; and (d) for all other purposes as required by law. The Company agrees that this Section 11 applies equally to all parties. You shall be entitled to provide a copy of the restrictive covenants contained herein to which you are bound to any prospective employer.
12.Compliance with C.R.S. § 24-34-407(b). At the same time that this Agreement is signed, You and the Company will sign the addendum attached hereto as Attachment B attesting

Joseph D. Fisher

September 2, 2025

to compliance with C.R.S. § 24-34-407(b).
13.Binding.  This Agreement are binding on the parties and their heirs, administrators, representatives, executors, successors, and assigns.
14.Protected Rights.
(a)You understand that nothing in this Agreement is intended to or does limit Your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safe and Health Administration, the Securities and Exchange Commission, the Department of Justice, or any other federal, state, or local governmental agency or commission (each a “Government Agency” and collectively, the “Government Agencies”), subject to Employee’s waiver of any economic or injunctive relief from the Company for Employee as a result of such charge or complaint.  You further understand that this Agreement does not limit Your ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.  This Agreement does not limit Your right to receive an award from any Government Agency for information provided to a Government Agency.
(b)Notwithstanding anything in this Agreement to the contrary, You shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Accordingly, You have the right to disclose in confidence trade secrets to a federal, state, or local government official, or to an attorney, for the sole purpose of reporting or investigating a suspected violation and the right to disclose trade secrets in a document filed in a lawsuit or other proceeding but only if the filing is made under seal.  Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).
15.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the rules thereunder (“Section 409A”) or an exemption under Section 409A and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes (or could constitute) nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any tax year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other tax year.  To the extent that the Compensation Committee of

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September 2, 2025

the Company determines that this Agreement or the consideration provided hereunder may not be exempt from Section 409A, then, if Employee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Compensation Committee, at a time when Employee becomes eligible for payment upon Employee’s “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such payment will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement are exempt from or compliant with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
16.Severability.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such determination will not affect any other provision of this Agreement, except that if the release set forth in this Agreement is determined to be invalid or unenforceable, the Company shall have no obligation to pay the Severance Consideration and, if already paid, You agree to repay the Severance Consideration to the Company.
17.Entire Agreement.  This Agreement and attachments contain the entire agreement between You and the Company and is the complete, final, and exclusive embodiment of the agreement with regard to Your separation.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it may not be modified except in writing signed by You and an officer of the Company.
18.Counterparts.  This Agreement may be executed by the parties in separate counterparts.  All such counterparts shall together constitute one and the same instrument.
19.Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Colorado, as applied to contracts made and performed entirely within the State of Colorado. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, YOU AND THE COMPANY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[signature page to follow]

Joseph D. Fisher

September 2, 2025

You have the right to consult an attorney. If You voluntarily enter into this Agreement, please sign in the space indicated below, and return to the Company no later than September 18, 2025. You have seven (7) days after signing this Agreement to revoke it.

Accepted and Agreed:

Employee:

Date: September 2, 2025By: /s/ Joseph D. Fisher

Joseph D. Fisher

For the Company:

By: /s/ Thomas W. Toomey

Name: Thomas W. Toomey

Title: Chairman and Chief Executive Officer

ATTACHMENT A

Colorado Notice

By signing below, You acknowledge, in compliance with C.R.S. § 8-2-113(4)(d), that the Agreement to which this Attachment is appended contains a covenant not to solicit that could restrict Your options for subsequent employment following your separation from the Company. The specific section of the Agreement that contains the non-solicit is Section 9.

Employee:

Date: September 2, 2025By: /s/ Joseph D. Fisher

Joseph D. Fisher

For the Company:

By: /s/ Thomas W. Toomey

Name: Thomas W. Toomey

Title: Chairman and Chief Executive Officer

A-1

ATTACHMENT B

By signing below, You and the Company attest that the Agreement complies with C.R.S. § 24-34-407(b).

Employee:

Date: September 2, 2025By: /s/ Joseph D. Fisher

Joseph D. Fisher

For the Company:

By: /s/ Thomas W. Toomey

Name: Thomas W. Toomey

Title: Chairman and Chief Executive Officer

B-1